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                                                                    EXHIBIT 10.1

July 14, 2005



Mr. Rob Burch
[Address]

Dear Rob:

Congratulations! On behalf of the Simmons Bedding Company it is a pleasure to confirm our offer of employment to you. The position is Executive Vice President of Operations, reporting to the Chairman & CEO, Charlie Eitel. Your anticipated start date is August 1, 2005. The semi-monthly salary for the position is $12,500 which equates to $300,000. You are also eligible for participation in the firm's Management Bonus Plan, with a target EBITDA and Sales Performance Based Bonus of 60% of your base salary with no cap.

Simmons agrees to pay a one-time bonus payment of $200,000 (pre-tax) to be paid during the first 30 days of employment, provided the funds are used to purchase 66,668 shares of Class B stock at a maximum price of $3.37 per share, with vesting over four years or a maximum 8 years and/or a change of control. The vesting is based on targeted EBITDA for the fiscal years of 05, 06, 07 and 08, with a catch-up provision. If this election is waived, the $200,000 pre-tax bonus payment will be paid quarterly at $50,000 per quarter.

Simmons agrees to pay an additional one-time bonus in the amount of $160,000, less any Simmons earned bonus for 2005, to be paid in April 2006 in lieu of lost bonus from your previous employer. In the event the previously mentioned one-time payment is inadequate to purchase all of the Class B shares, a portion of the second bonus can be drawn with the remaining balance to be paid in April 2006.

Simmons will provide you with four weeks of vacation per year, a car allowance of $750 per month and relocation assistance per our Level I policy which is attached. We will review the executive benefits package with you during your first few days of employment. These benefits will also include an executive physical, tax and financial planning and we will apply for $1.0 million of term life insurance, convertible to whole and can be assumed by the associate. Eligibility for group insurance benefits commences on the first day of the month following employment. Based on a start date of August 1, 2005, your benefits eligibility will be September 1, 2005.

You will be eligible to start participating in our 401(k) plan at the first of the month after completing 12 weeks of service. Plan entry dates are the first of each month. If you begin work on August 1, 2005, you will be eligible to enroll in the 401(k) plan on November 1, 2005.

In addition to the benefits listed above, Simmons is offering you a two year severance agreement for a termination without cause. Please review the attached document, sign and return with the offer letter.

Per the Immigration Reform and Control Act of 1986, we are required to verify that you are a citizen of the United States or that you have the legal right to work in the United States. When you report to work, you will be asked to produce ORIGINAL documentation attesting to your status as noted on the attached list of acceptable documentation. These originals will be viewed and returned to you.

We hope that you will find the tools and opportunities to help customize your career and create your success. However, please note that employment with Simmons Bedding Company is not for a specified term and can be terminated by you or Simmons Bedding Company at any time for any reason, with or without cause or advance notice. This offer of employment is contingent on the successful completion of a background check and drug screen.

We look forward to you joining our team and believe you will make an excellent contribution.

Sincerely,

/s/ Rhonda Rousch

Rhonda Rousch
Executive Vice President, Human Resources


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Attachments:
Vesting Schedule for Bonuses
Relocation Level I
Severance Letter
Background Investigation Consent
Quest Diagnostics Patient Service Centers & Drug Screen Form
Flexible Spending Reimbursable Expenses
Simmons Employee Benefits




ACKNOWLEDGEMENT:

I accept the offer of Executive Vice President of Operations and the conditions explained in this letter.


/s/ Robert Burch                                               July 18, 2005
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Signature                                                      Date


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